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                STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT (the "Option Agreement") is made and entered into this 19th day of July, 2000, between Twin City Bancorp, Inc., a Tennessee corporation ("TCB"), whose principal offices are at 310 State Street, Bristol, Tennessee 37620; and Citco Community Bancshares, Inc., a Tennessee corporation ("Citco"), whose principal offices are at 300 Broad Street, Elizabethton, Tennessee 37643.


                 W I T N E S S E T H:

     WHEREAS, TCB and Citco are parties to the Agreement and Plan of Merger dated ___________________, 2000 (the "Merger
Agreement") and terms not otherwise defined herein are as defined in the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein and in the Merger Agreement, and for the purpose of protecting the interests of Citco in proceeding with the Merger, the parties hereto agree as follows:

     1.   Option.  Subject to the terms and conditions set
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forth in this Option Agreement, TCB hereby grants to Citco an irrevocable option ("Option") to purchase up to 223,156 shares ("Option Shares") of Common Stock, $1.00 par value, of TCB ("Shares"), being 19.9% of the number of Shares outstanding on the date of this Agreement before such issuance, at a purchase price of $15.50 per Option Share (such price, as adjusted as applicable, the "Purchase Price"). The number of Option Shares that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment and other conditions as follows:

          (a)  If not in Material breach of the Merger
Agreement and provided that no preliminary or permanent injunction or other order against delivery of the Option Shares issued by any court of competent jurisdiction shall be in effect, Citco may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below); provided that, except as otherwise provided in this Option Agreement, the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 15 months after the first occurrence of a Purchase Event (or if, at the expiration of such 15 months, after the first occurrence of a Purchase Event, the Option cannot be exercised by reason of any applicable judgement, decree, order, law, or regulation, thirty
(30) business days after such impediment to exercise shall have been removed), or (iii) 18 months after the date of this Agreement, although in the event a court or regulatory authority order is in place that would prevent the exercise of the Option, such date shall be extended for the period that such order is in place. Termination of the Option shall not effect any rights under the Merger Agreement which by their terms extend beyond the date of such termination. As used herein, a "Purchase Event" means the termination of this Agreement under any circumstance which would or could entitle Citco to terminate this Agreement pursuant to Sections 10.1 (b), (c), (d)(ii), or
(f) of the Merger Agreement; provided, that a Purchase Event shall not occur unless and until TCB shall have entered into a definitive agreement

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with a third party with respect to an Acquisition Proposal or an
Acquisition Proposal shall have been consummated during the 12 months following such termination of this Agreement.

          (b) In the event Citco wishes to exercise the Option, it shall send written notice to TCB of the date of the closing of the exercise, which shall be not later than 20 business days from the date of the notice; provided, that such closing shall be held only if (i) such purchase would not otherwise violate or cause the violation of any applicable law, rule, or regulation or any restraining order injunction, decree or ruling issued by court or other governmental authority prohibiting the delivery of such Option Shares, and (ii) any prior notification to or approval of any regulatory authority required in connection with such purchase shall have been made or obtained. If the closing cannot be consummated by reason of the restrictions set forth in this paragraph, the closing shall be held within 10 days following the elimination of such restriction.

     2.   Reserved Shares.  TCB hereby represents and warrants
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to Citco that it is taking all necessary corporate and other action to authorize and reserve and permit it to issue, and will have reserved issuance at all times from the date of this Option Agreement until the obligation to deliver Shares upon the exercise of the Option terminates, upon exercise of Option, Shares necessary for Citco to exercise the Option, and TCB will take all necessary corporate action to authorize and reserve for issuance all additional Shares or other securities which may be issued pursuant to any change in the capitalization of TCB. The shares to be issued upon due exercise of the Option, including all additional Shares or other securities which may be issuable upon exercise of Option pursuant to any change in capitalization, upon issuance pursuant to this Option Agreement, shall be duly issued, fully paid and non assessable, and shall be delivered free and clear of all liens, including any pre-emptive rights of any shareholder of TCB. In the event of any recapitalization of TCB, appropriate adjustments will be made in the Option Shares.

     3.   Repurchase.  Not withstanding the other provisions
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of this Option Agreement, at any time commencing upon the first occurrence of a Repurchase Event (as defined below) and ending 12 months thereafter, TCB (or any successor entity) shall:

          (a) At the request of Citco, repurchase from Citco the Option (if and to the extent not previously exercised or terminated) at a price equal to the excess, if any, of (x) the Applicable Price (as defined below) as of the Request Date (as defined below) for a Share over (y) the Purchase Price (subject to adjustment for any recapitalizations as described above), multiplied by the number of Shares with respect to which the Option had not been exercised (the "Option Repurchase Price"); and

          (b) At the request of Citco, from time to time, repurchase, all but not less than all of the Option Shares owned directly or indirectly by Citco at a price equal to the Applicable Price as of the Request Date multiplied by number of Option Shares owned directly or indirectly by Citco (the "Option Share Repurchase Price").

At any time following the occurrence of Purchase Event, TCB (or any successor entity) may at its election, repurchase the Option (if and to the extent not previously exercised or terminated) or all but not less than all of the Option Shares at the Option Repurchase Price or the Option Share Repurchase Price, as the case may be. Any repurchase contemplated in this Option Agreement shall

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be subject to receipt of any necessary regulatory approvals for which the Parties shall use their reasonable efforts to obtain promptly.

     4.   Definitions.   For purposes of this Option
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Agreement, the following terms have the following meanings:

          (a) "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer for more than 25% of the outstanding equity securities of such Party or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of 25% equity interest in, or 25% of the Assets of, such Party or any of its Subsidiaries.

          (b) "Applicable Price" as of any date means the highest of (A) the highest price per Share paid pursuant to a tender offer or exchange offer for Shares after the date of this Agreement and on or prior to such date, (B) the highest price per Share to be paid by any third party for Shares and each case pursuant to an agreement with respect to an Acquisition Proposal with TCB entered into on or prior to such date, or (C) the highest bid price per Share as quoted on the National Association of Securities Dealers Automated Quotations System, or, if the Shares are not quoted thereon, on the principal trading market on which the Shares are traded as reported by a recognized source during the 60 days preceding such date. If the consideration to be offered, paid, or received pursuant to the foregoing clauses (A) or (B) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Citco and reasonably acceptable to TCB.

          (c) "Repurchase Event" means the date that Citco is entitled to terminate the Merger Agreement pursuant to Sections 10.1 (b), (c), (d)(ii), or (f); provided, that a Repurchase Event shall not occur unless and until TCB shall have entered into a definitive agreement with a third party with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated during the 12-month period following such date.

          (d) "Request Date" means the date on which TCB or Citco, as the case may be, exercises its rights under this Option Agreement.

     5.   Registration Rights.   TCB shall, if requested by
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Citco at any time and from time to time within two years of the first exercise of the Option, as expeditiously as possible, prepare and file up to two registration statements under the 1933 Act if such registration is necessary in order to permit the sale or other disposition of any or all Shares that have been acquired by or are issuable to Citco upon exercise Option in accordance with the intended method of sale or other disposition stated by Citco, including a "shelf" registration statement under Rule 415 under the 1933 Act or any successor provision, and TCB shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. Any registration statement prepared and filed under this Option Agreement shall be at TCB's expense except for underwriting discounts or commissions, brokers' fees, and the reasonable fees and disbursements of Citco's counsel related thereto. TCB also will take reasonable efforts to list such shares on any securities exchange or market where TCB's shares are traded.

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     6.   Representation of Citco.  This Option is not being,
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and any Option Shares or other securities acquired by Citco upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Laws.

     7.   Amendment.  This Option Agreement may be amended or
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supplemented at any time by mutual agreement of TCB and Citco.
Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and shall be subject to the provisions of Article 10 of the Merger Agreement.

     8.   Entire Agreement.  This Option Agreement, together
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with the Merger Agreement, constitutes the entire agreement between the Parties hereto with respect thereto, written or oral. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement.

     9.   Assignment.  Neither this Option Agreement nor any
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of the rights, interests or obligations hereunder shall be
assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Option Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     10.  Governing Law.  This Option Agreement shall be
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governed by and construed in accordance with the laws of the
State of Tennessee applicable to agreements made and entirely to be performed in such state, except to the extent federal law may be applicable.

     IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                            CITCO COMMUNITY BANCSHARES, INC.


                            By:/s/ Joe LaPorte, III
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                            Title: Chairman
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                            TWIN CITY BANCORP, INC.



                            By:/s/ Thad R. Bowers
                               ----------------------------
                            Title: President
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